EXHIBIT 23.1

 CONSENT

W.D. Von Gonten & Co.

Texas Registered Engineering Firm F-1855

808 Travis Street, Suite 1200

Houston, Texas 77002

Phone: 713-224-6333

Fax: 713-224-6330

E-Mail: info@wdvgco.com

CONSENT OF INDEPENDENT ENGINEERS

As independent oil and gas consultants, W.D. Von Gonten & Co. hereby consents to the use of our report entitled “Arabella Exploration 2015 SEC Year-End Report Estimated Reserves and Revenues SEC YE 2015 Price “As of” January 1, 2016” dated March 23, 2016 and data extracted therefrom (and all references to our Firm) included in or made a part of this Form 10-K Annual Report to be filed on or about April 14, 2016.

/s/ W.D. VON GONTEN & CO.

Houston, Texas

April 14, 2015